PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers

PGIM Investments LLC (the “Manager”) hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fee as more particularly described and set forth for the Portfolio listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin Title: Senior Vice President

Exhibit A

Effective April 26, 2021

AST Franklin 85/15 Diversified Allocation Portfolio1: The Manager has contractually agreed to waive 0.018% of its investment management fee through June 30, 2022. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.

The contractual waiver of 0.018% is in addition to the expense cap of 1.070% that is set to expire on June 30, 2022.

11	Prior to April 26, 2021, the Portfolio was known as the AST Legg Mason Diversified Growth Portfolio.